Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LaBranche & Co Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-76928 and 333-73212) on Form S-3 and in the registration statements (No. 333-44464, 333-57090 and 333-102607) on Form S-8 of LaBranche & Co Inc. of our report dated March 17, 2008, with respect to the consolidated statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for the year ended December 31, 2007 of LaBranche & Co Inc., and the related financial statement schedule for the year ended December 31, 2007, which report appears in the December 31, 2009 annual report on Form 10-K of LaBranche & Co Inc.

/s/ KPMG LLP

New York, New York

March 16, 2010